  Filed Pursuant to Rule 433
  Registration No. 333-158385
  January 13, 2011
FREE WRITING PROSPECTUS
(To Prospectus dated April 2, 2009,
Prospectus Supplement dated April 9, 2009,
Product Supplement dated April 9, 2009, and
Underlying Supplement No. 3 dated October 22, 2010)

HSBC USA Inc.

Accelerated Market Participation
SecuritiesTM (“AMPS”)

} Linked to the dollar-adjusted return of the FTSETM 100 Index

} 24-month maturity

} 5x exposure to any positive return in the reference asset, subject to a maximum return

The Accelerated Market Participation SecuritiesTM (“AMPS” or, each a “security” and collectively the “securities") offered hereunder are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and include investment risks including possible loss of the Principal Amount invested due to the credit risk of HSBC USA Inc.

The AMPS will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying underlying supplement, product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.  We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities.  HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker dealers or will offer the securities directly to investors.  We may use this free writing prospectus in the initial sale of securities.  In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any securities after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page FWP-8 of this document, page PS-4 of the accompanying product supplement, page S-3 of the accompanying prospectus supplement, and page US3-1 of the accompanying underlying supplement no. 3.

	Price to Public	Fees and Commissions[1]	Proceeds to Issuer
Per security	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying discounts and commissions of up to 0.50% per $1,000 Principal Amount of securities in connection with the distribution of the securities.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-14 of this free writing prospectus.

HSBC USA Inc.

Accelerated Market Participation SecuritiesTM (AMPS)
Linked to the FTSETM 100 Index

Indicative Terms*
Principal Amount	$1,000 per security
Term	24 months
Reference Asset	FTSETM 100 Index, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar (“UKX”)
Upside Participation Rate	500% (5x) exposure to any positive Reference Return, subject to the Maximum Cap
Maximum Cap	37.00%
Payment at Maturity per security
If the Reference Return is greater than or equal to zero, you will receive the lesser of:
a) $1,000 + ($1,000 × Reference Return ×  Upside Participation Rate)
b) $1,000 + ($1,000 × Maximum Cap)
If the Reference Return is less than zero:
$1,000 + ($1,000 × Reference Return)
If the Reference Return is less than zero, you may lose up to 100% of your investment.

Reference Return	Final Level – Initial Level Initial Level
Initial Level	See page FWP-5
Final Level	See page FWP-5
Spot Rate	See page FWP-5
Trade Date	January 14, 2011
Pricing Date	January 14, 2011
Settlement Date	January 20, 2011
Final Valuation Date	January 14, 2013
Maturity Date	January 17, 2013
CUSIP	4042K1CJ0

* As more fully described beginning on page FWP-4.

The AMPSTM

For investors who seek a particular Market Exposure and who believe the Reference Asset will appreciate over the term of the AMPS, the AMPS provide an opportunity for accelerated returns (subject to the Maximum Cap). If the Reference Return is less than zero, then the AMPS provide 1:1 exposure to any decline in the Reference Asset.

If the Reference Asset appreciates over the term of the securities, you will realize 500% (5x) of the Reference Asset appreciation up to the Maximum Cap.  Should the Reference Asset decline, you will lose 1% of your investment for every 1% decline in the Reference Asset.

The offering period for the AMPS is through January 14, 2011

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Payoff Example The table at right shows the hypothetical payout profile of an investment in the securities reflecting the 500% (5x) Upside Participation Rate and the Maximum Cap of 37.00%.

Information about the FTSETM 100 Index

FTSETM 100 Index
The UKX is an index calculated, published and disseminated by FTSE, an independent company jointly owned by the London Stock Exchange (the “LSE”) and The Financial Times (“FT”).  The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE.  UKX represented approximately 85.18% of the UK’s market capitalization and 7.84% of the world’s equity market capitalization as of May 28, 2010.

Historical Performance of the Reference Asset Source: Bloomberg Professional® service

The graph above illustrates the 5-yr month-end performance of the Reference Asset through January 12, 2011 (using January 12, 2011 as the month-end for January 2011).  Past performance is not necessarily an indication of future results.  For further information on the Reference Asset please see “The FTSETM 100 Index” on page FWP-13 and in the accompanying underlying supplement no. 3.  We have derived all disclosure regarding the Reference Asset from publicly available information.  Neither HSBC USA Inc. or any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Reference Asset.

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HSBC USA Inc.
Accelerated Market Participation SecuritiesTM (AMPS)

Linked to the FTSETM 100 Index

All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities. The offering of securities will have the terms described in this free writing prospectus and the accompanying product supplement, prospectus supplement, prospectus and underlying supplement.  If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus or underlying supplement, the terms described in this free writing prospectus shall control.  You should be willing to forgo interest and dividend payments during the term of the securities and, if the Reference Return is negative, lose up to 100% of your principal.

This free writing prospectus relates to an offering of securities linked to the performance of the FTSETM 100 Index, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar (the “Reference Asset”).  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below.  The following key terms relate to the offering of securities:

Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)†
Principal Amount:	$1,000 per security
Reference Asset:	FTSETM 100 Index, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar (Ticker: UKX)
Trade Date:	January 14, 2011
Pricing Date:	January 14, 2011
Settlement Date:	January 20, 2011
Final Valuation Date:	January 14, 2013. The Final Valuation Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.
Maturity Date:
3 business days after the Final Valuation Date, which is expected to be January 17, 2013.  The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes” in the accompanying underlying supplement.

Upside Participation Rate:	500%
Maximum Cap:	37.00%
Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.
Final Settlement Value:
If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:
(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate)
(b) $1,000 + ($1,000 × Maximum Cap)
If the Reference Return is less than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to:
$1,000 + ($1,000 × Reference Return)
Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below zero.  For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount.  If the Reference Return is less than zero, you may lose up to 100% of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Level – Initial Level Initial Level

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Initial Level:	The level of the FTSETM 100 Index, as determined by the calculation agent, on the Pricing Date multiplied by the Spot Rate on the Pricing Date.
Final Level:	The Official Closing Level of the FTSETM 100 Index on the Final Valuation Date multiplied by the Spot Rate on the Final Valuation Date.
Official Closing Level:
The closing level of the FTSETM 100 Index on any scheduled trading day as determined by the calculation agent based upon the level displayed on Bloomberg Professional® service page “UKX<Index>,” or on any successor page on Bloomberg Professional® service or any successor service, as applicable.

Spot Rate:
On any scheduled trading day, the Spot Rate will be the currency exchange rate, as determined by the calculation agent, between the British pound sterling and the U.S. dollar expressed as the amount of U.S. dollars per one British pound sterling, observed on Bloomberg Professional® service page “GBP <CRNCY> <go>” at the time the Initial Level or Final Level, as applicable, is determined on such scheduled trading day.  If the currency exchange rate is not available on Bloomberg Professional® service page “GBP <CRNCY> <go>” at any time that the Spot Rate is to be determined, the calculation agent will determine the exchange rate for such time in good faith by reference to such other Bloomberg Professional® service page or source as it may select in its sole and absolute discretion.

Form of securities:	Book-Entry
Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.
CUSIP / ISIN:	4042K1CJ0 /

† A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The securities themselves have not been independently rated. Each rating should be evaluated independently of any other rating.

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GENERAL

This free writing prospectus relates to a single offering of securities linked to the Reference Asset identified on the cover page.  The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset.  We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part.  Although the offering of securities relates to the Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009, the prospectus supplement dated April 9, 2009, the product supplement dated April 9, 2009 and the underlying supplement no. 3 dated October 22, 2010.  All references to “Enhanced Market Participation Notes” in the accompanying product supplement shall refer to these Accelerated Market Participation Securities. If the terms of the securities offered hereby are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus or underlying supplement, the terms described in this free writing prospectus shall control.  You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page PS-4 of the product supplement, page S-3 of the prospectus supplement and page US3-1 of underlying supplement no. 3, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement and underlying supplement no. 3) with the SEC for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus, prospectus supplement, product supplement and underlying supplement no. 3 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm

}	The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

We are using this free writing prospectus to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than or equal to zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, equal to the lesser of:

(a)                $1,000 + ($1,000 × Reference Return × Upside Participation Rate)

(b)                $1,000 + ($1,000 × Maximum Cap)

If the Reference Return is less than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of securities, calculated as follows:

$1,000 + ($1,000 × Reference Return)

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below zero.  For example, if the Reference Return is -30%, you will suffer a 30% loss and receive 70% of the Principal Amount.  If the Reference Return is less than zero, you may lose up to 100% of your investment.

Interest

The securities will not pay periodic interest.

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Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Trustee

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent

Notwithstanding anything contained in the accompanying prospectus supplement or product supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Reference Sponsor

FTSE Group, an independent company jointly owned by the London Stock Exchange and The Financial Times, is the reference sponsor.

INVESTOR SUITABILITY

The securities may be suitable for you if:	The securities may not be suitable for you if:
} You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the securities, but not by more than the Maximum Cap as leveraged by the Upside Participation Rate.
} You seek exposure to the economy of the United Kingdom and are willing to accept exposure to changes in the exchange rate between the British pound sterling and the U.S. dollar.
} You are willing to invest in the securities based on the Maximum Cap of 37.00%, which may limit your return at maturity.
} You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero.
} You are willing to forego dividends or other distributions paid to holders of the stocks comprising the Reference Asset.
} You do not seek current income from your investment.
} You do not seek an investment for which there is an active secondary market.
} You are willing to hold the securities to maturity.
} You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

} You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.
} You do not seek exposure to the economy of the United Kingdom or to changes in the exchange rate between the British pound sterling and the U.S. dollar.
} You are unwilling to invest in the securities based on the Maximum Cap of 37.00%, which may limit your return at maturity.
} You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is below zero.
} You seek an investment that is 100% principal protected.
} You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
} You prefer to receive the dividends or other distributions paid on any stocks comprising the Reference Asset.
} You seek current income from your investment.
} You seek an investment for which there will be an active secondary market.
} You are unable or unwilling to hold the securities to maturity.
} You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

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RISK FACTORS

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement, on page PS-4 of the accompanying product supplement and on page US3-1 of underlying supplement no. 3.  Investing in the securities is not equivalent to investing directly in any of the stocks comprising the Reference Asset.  You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying underlying supplement, product supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, product supplement and underlying supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

}	“— Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the prospectus supplement; and

}
“— Securities Prices Generally are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in Which They Trade and, to a Lesser Extent, Foreign Markets” in the underlying supplement no. 3.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed to the decline in the Final Level from the Initial Level.  Accordingly, if the Reference Return is less than zero, your Payment at Maturity will be less than the Principal Amount of your securities.  You may lose up to 100% of your investment at maturity if the Reference Return is negative.

The appreciation on the securities is limited by the Maximum Cap.

You will not participate in any appreciation in the level of the Reference Asset (as magnified by the Upside Participation Rate) beyond the Maximum Cap. You will not receive a return on the securities greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law.  Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market level of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive periodic interest payments.

Changes that affect the FTSETM 100 Index will affect the market levels of the securities and the amount you will receive at maturity.

The policies of the reference sponsor of the FTSETM 100 Index concerning additions, deletions and substitutions of the constituents comprising the FTSETM 100 Index and the manner in which the reference sponsor takes account of certain changes affecting those constituents included in the FTSETM 100 Index may affect the level of the FTSETM 100 Index.  The policies of the reference sponsor with respect to the calculation of the FTSETM 100 Index could also affect the level of the FTSETM 100 Index.  The reference sponsor may discontinue or suspend calculation or dissemination of the FTSETM 100 Index.  Any such actions could affect the level of the securities.

Please read and pay particular attention to the section “Additional Risks Relating to Notes with an Equity Security or Equity Index as the Reference Asset” in the accompanying prospectus supplement.

The securities are not insured by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

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Changes in the level of the FTSETM 100 Index and changes in the exchange rate between the British pound sterling and the U.S. dollar may offset each other.

Movements in the level of the FTSETM 100 Index and movements in the exchange rate between the British pound sterling and the U.S. dollar may not correlate with each other. Even if the level of the FTSETM 100 Index increases, the exchange rate between the British pound sterling and the U.S. dollar may change such that the Final Level decreases as compared to the Initial Level, and vice versa.  Therefore, in calculating the Reference Return, increases or decreases in the level of the FTSETM 100 Index may be moderated, or wholly offset, by increases or decreases in the exchange rate between the British pound sterling and the U.S. dollar.

There are risks associated with foreign securities markets.

Because stocks or companies included in the FTSETM 100 Index are publicly traded in the United Kingdom and are denominated in British pounds sterling, investments in the notes involve particular risks.  For example, the foreign securities markets may be more volatile than the United States securities markets, and market developments may affect these markets differently from the United States or other securities markets.  Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets.  Also, the public availability of information concerning foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators.  In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries.  These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies.  Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Exposure to fluctuations in exchange rates.

Your return on the securities, if any, will be adjusted for exchange rate fluctuations between the British pound sterling, which is the currency in which the stocks included in the FTSETM 100 Index are based, and the U.S. dollar.  If the British pound sterling appreciates or depreciates relative to the U.S. dollar over the term of the securities, you may receive additional payment or incur a reduction in the Payment at Maturity due to such fluctuation.  The Initial Level and Final Level will be determined by reference to the level of the FTSETM 100 Index as denominated in British pounds sterling, converted into U.S. dollars by multiplying the level by the Spot Rate on such date.  As a result, you will have foreign currency exposure, and the value of your securities will be affected by exchange rate fluctuations between the British pound sterling and the U.S. dollar.  If the British pound sterling appreciates or depreciates relative to the U.S. dollar over the term of the securities, the value of your securities may increase or decrease at maturity irrespective of the Official Closing Level.

Currency markets may be volatile.

Currency markets may be highly volatile. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the value of the British pound sterling on the Pricing Date or the Final Valuation Date, and therefore, the value of your securities.

Legal and regulatory risks.

Legal and regulatory changes could adversely affect exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the British pound sterling on the Pricing Date or on the Final Valuation Date and, consequently, the level of the securities.

If the liquidity of the British pound sterling is limited, the level of the securities would likely be impaired.

Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Pricing Date or on the Final Valuation Date would likely have an adverse effect on the Spot Rate, and therefore, on the return on your securities. Limited liquidity relating to the British pound sterling may also result in HSBC USA Inc., as

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calculation agent, being unable to determine the Initial Level or the Final Level using its normal means. The resulting discretion by the calculation agent in determining the Reference Return could, in turn, result in potential conflicts of interest.

We have no control over the exchange rate between the British pound sterling and the U.S. dollar.

Foreign exchange rates can either float or be fixed by sovereign governments. Exchange rates of the currencies used by most economically developed nations are permitted to fluctuate in level relative to the U.S. Dollar and to each other. However, from time to time governments may use a variety of techniques, such as intervention by a central bank, the imposition of regulatory controls or taxes or changes in interest rates to influence the exchange rates of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by a devaluation or revaluation of a currency. These governmental actions could change or interfere with currency valuations and currency fluctuations that would otherwise occur in response to economic forces, as well as in response to the movement of currencies across borders. As a consequence, these government actions could adversely affect an investment in the securities which are affected by the exchange rate between the British pound sterling and the U.S. dollar.

The Spot Rate will not take into account all developments in the British pound sterling or the FTSETM 100 Index.

Changes in the British pound sterling and the FTSETM 100 Index during the term of the securities other than on the Pricing Date or Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Initial Level and Final Level by multiplying the level and Official Closing Level, respectively, of the FTSETM 100 Index by the Spot Rate on such date, as described above. The Final Level will be calculated only as of the Final Valuation Date. As a result, the Reference Return may be negatively affected even if the Spot Rate or the FTSETM 100 Index had moved favorably at certain times during the term of the securities before moving to an unfavorable level on the Final Valuation Date.

Certain built-in costs are likely to adversely affect the level of the securities prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your securities, the original issue price of the securities includes the placement agent’s commission and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

Lack of liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities.  In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. In addition, we are an affiliate of one of the companies that make up the FTSETM 100 Index.  We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the FTSETM 100 Index and therefore level of your securities.

Uncertain tax treatment.

For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” below, the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level.  We cannot predict the Final Level of the Reference Asset.  The assumptions we have made in connection with the illustrations set forth below may not reflect actual events, and the hypothetical Initial Level used in the illustrations below is not the actual Initial Level of the Reference Asset to which your securities are linked.  You should not take these examples as an indication or assurance of the expected performance of the Reference Asset. With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC.

The table below illustrates the Payment at Maturity on a $1,000 investment in securities for a hypothetical range of performances for the Reference Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis. You should not take the below illustration as an indication or assurance of the expected performance of the Reference Asset or return of the securities.

The following table and examples assume the following:

•	Principal Amount:	$1,000
•	Upside Participation Rate:	500%
•	Hypothetical Initial Level:
9,000 (assuming a Spot Rate of 1.5 and a value of the FTSETM 100 Index on the Pricing Date of 6,000.  The actual Initial Level will be determined on the Pricing Date, and will be based upon the actual Spot Rate and the actual level of the FTSETM 100 Index on the Pricing Date, as determined by the calculation agent.)

•	Maximum Cap:	37.00%

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return
18,000.00	100.00%	37.00%
17,100.00	90.00%	37.00%
16,200.00	80.00%	37.00%
15,300.00	70.00%	37.00%
14,400.00	60.00%	37.00%
13,500.00	50.00%	37.00%
12,600.00	40.00%	37.00%
11,700.00	30.00%	37.00%
10,800.00	20.00%	37.00%
10,350.00	15.00%	37.00%
9,900.00	10.00%	37.00%
9,666.00	7.40%	37.00%
9,450.00	5.00%	25.00%
9,180.00	2.00%	10.00%
9,090.00	1.00%	5.00%
9,000.00	0.00%	0.00%
8,910.00	-1.00%	-1.00%
8,820.00	-2.00%	-2.00%
8,550.00	-5.00%	-5.00%
8,100.00	-10.00%	-10.00%
7,650.00	-15.00%	-15.00%
7,200.00	-20.00%	-20.00%
6,300.00	-30.00%	-30.00%
5,400.00	-40.00%	-40.00%
4,500.00	-50.00%	-50.00%
3,600.00	-60.00%	-60.00%
2,700.00	-70.00%	-70.00%
1,800.00	-80.00%	-80.00%
900.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

FWP-11

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.  The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The Official Closing Level of the FTSETM 100 Index on the Final Valuation Date is 6,120 and the Spot Rate at such time is 1.5441.  The Final Level is 9,450, calculated as follows:

(6,120 × 1.5441) = 9,450

Because the Initial Level is 9,000 and the Final Level is 9,450, the Reference Return is 5.00%, calculated as follows:

(9,450 - 9,000) / 9,000 = 5.00%

Reference Asset
Initial Level	9,000
Final Level	9,450
Reference Return	5.00%
Final Settlement Value:	$1,250.00

Here, the Reference Return is 5.00%.  Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the Maximum Cap, the Final Settlement Value would be $1,250.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)
= $1,000 + ($1,000 × 5.00% × 500%)
= $1,250.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 500% when the Reference Return is positive and if such amount is equal to or less than the Maximum Cap.  In this example, even though the Official Closing Level of the FTSETM 100 Index increased over the term of the securities by only 2.00%, the Reference Return is 5.00% due to the decrease of the Spot Rate from the Pricing Date to the Final Valuation Date and your return on the securities is 25.00%..

Example 2:  The Official Closing Level of the FTSETM 100 Index on the Final Valuation Date is 5,880 and the Spot Rate at such time is 1.6837.  The Final Level is 9,900, calculated as follows:

(5,880 × 1.6837) = 9,900

Because the Initial Level is 9,000 and the Final Level is 9,900, the Reference Return is 10.00%, calculated as follows:

(9,900 - 9,000) / 9,000 = 10.00%

Reference Asset
Initial Level	9,000
Final Level	9,900
Reference Return	10.00%
Final Settlement Value:	$1,370.00

Here, the Reference Return is 10.00%.  Because the Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the Maximum Cap, the Final Settlement Value would be $1,370.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + ($1,000 × Maximum Cap)
= $1,000 + ($1,000 × 37.00%)
= $1,370.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Reference Return is positive and if such Reference Return multiplied by 500% exceeds the Maximum Cap.  In this example, even though the Official Closing Level of the FTSETM 100 Index decreased over the term of the securities by -2.00%, due to a decrease in the Spot Rate from the Pricing Date to the Final Valuation Date, the Reference Return is 10.00%.  However, because the Reference Return multiplied by 500% exceeds the Maximum Cap, under these circumstances, your return on the securities is limited to the Maximum Cap on the notes of 37.00%.

Example 3:  The Official Closing Level of the FTSETM 100 Index on the Final Valuation Date is 6,120 and the Spot Rate at such time is 1.0294.  The Final Level is 6,300, calculated as follows:

(6,120 × 1.0294) = 6,300

Because the Initial Level is 9,000 and the Final Level is 6,300, the Reference Return is -30.00%, calculated as follows:

FWP-12

(6,300 - 9,000) / 9,000 = -30.00%

Reference Asset
Initial Level	9,000
Final Level	6,300
Reference Return	-30.00%
Final Settlement Value:	$700.00

Here, the Reference Return is -30.00%.  Because the Reference Return is less than the zero, the Final Settlement Value would be $700.00 per $1,000 Principal Amount of securities calculated as follows:

$1,000 + [$1,000 × Reference Return]
= $1,000 + [$1,000 × (-30.00%)]
= $700.00

Example 3 shows that you are exposed to a 1% loss to your Principal Amount for each percentage point that the Reference Return is below zero.  YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES IF THE REFERENCE RETURN IS NEGATIVE. In this example, even though the Official Closing Level of the FTSETM 100 Index increased over the term of the securities by 2.00%, due to an increase in the Spot Rate from the Pricing Date to the Final Valuation Date, the reference return is
-30.00%.

THE FTSETM 100 INDEX

Description of the UKX

The UKX is an index calculated, published and disseminated by FTSE, an independent company jointly owned by the London Stock Exchange (the “LSE”) and The Financial Times (“FT”).  The UKX measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the LSE.  UKX represented approximately 85.18% of the UK’s market capitalization and 7.84% of the world’s equity market capitalization as of May 28, 2010.

For more information about the UKX, see “The FTSETM 100 Index” on page US3-42 of the accompanying underlying supplement no. 3.

Historical Performance of the UKX

The following graph sets forth the historical performance of the UKX, as adjusted by the exchange rate between the British pound sterling and the U.S. dollar, based on the monthly historical closing levels from January 31, 2006 through January 12, 2011 (using January 12, 2011 as the monthly historical closing level for the shortened period from January 3, 2011 to January 12, 2011).  The closing level for the UKX on January 12, 2011 was 6,050.72. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

 Historical Performance of the Reference Asset
Source: Bloomberg Professional® service

The historical levels of the UKX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the UKX on the Final Valuation Date.

FWP-13

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities.  Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC for distribution to other registered broker dealers or will offer the securities directly to investors.  HSBC Securities (USA) Inc. proposes to offer the securities at the offering price set forth on the cover page of this free writing prospectus and will receive underwriting discounts and commissions of up to 0.50%, or $5.00, per $1,000 Principal Amount of securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Notwithstanding any disclosure in the accompanying product supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the securities as pre-paid forward or other executory contracts with respect to the Reference Asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  For a discussion of certain of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying product supplement and the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-14

TABLE OF CONTENTS
You should only rely on the information contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement, product supplement and prospectus.  We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying underlying supplement, prospectus supplement, product supplement and prospectus.  If anyone provides you with different or inconsistent information, you should not rely on it.  This free writing prospectus, the accompanying underlying supplement, prospectus supplement, product supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.  You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying underlying supplement, product supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Accelerated Market
Participation Securities linked to
the dollar-adjusted return of the
FTSETM 100 Index

January 13, 2011

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-11
The FTSETM 100 Index	FWP-13
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-14
Certain U.S. Federal Income Tax Considerations	FWP-14
Underlying Supplement No. 3
Risk Factors	US3-1
The S&P 500® Index	US3-4
The Russell 2000® Index	US3-8
The Dow Jones Industrial AverageSM	US3-11
The Hang Seng China Enterprises Index®	US3-13
The Hang Seng® Index	US3-15
The Korea Stock Price Index 200	US3-17
MSCI Indices	US3-20
The Dow Jones EURO STOXX 50® Index	US3-24
The PHLX Housing SectorSM Index	US3-26
The TOPIX® Index	US3-30
The NASDAQ-100 Index®	US3-33
S&P BRIC 40 Index	US3-37
The Nikkei 225 Index	US3-40
The FTSE™ 100 Index	US3-42
Other Components	US3-44
Additional Terms of the Notes	US3-44
Product Supplement
Notice to Investors	PS-1
Product Supplement Summary	PS-1
Risk Factors	PS-4
Pricing Supplement Overview	PS-7
Valuation of the Notes	PS-7
Hypothetical Examples	PS-10
Specific Terms of the Notes	PS-19
Certain U.S. Federal Income Tax Considerations	PS-24
Events of Default and Acceleration	PS-25
Information Regarding the Reference Asset and
Reference Issuers	PS-25
Certain ERISA Considerations	PS-25
Validity of the Notes	PS-25
Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-16
Description of Notes	S-16
Sponsors or Issuers and Reference Asset	S-37
Use of Proceeds and Hedging	S-37
Certain ERISA	S-38
Certain U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution	S-52
Prospectus
About this Prospectus	2
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	4
Description of Preferred Stock	16
Description of Warrants	22
Description of Purchase Contracts	26
Description of Units	29
Book-Entry Procedures	32
Limitations on Issuances in Bearer Form	36
Certain U.S. Federal Income Tax Considerations
Relating to Debt Securities	37
Plan of Distribution	52
Notice to Canadian Investors	54
Certain ERISA Matters	58
Where You Can Find More Information	59
Legal Opinions	59
Experts	59